ARCHER-DANIELS-MIDLAND COMPANY

Power of Attorney of Director


The undersigned does hereby make, constitute, and appoint D. C. Findlay and T. Vo, and each or either of them, the undersigned's true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in the undersigned's name, place, and stead to sign and affix the undersigned's name to reports on Form 3, Form 4, and Form 5 to be filed with the Securities and Exchange Commission pursuant to Section 16 of the Securities and Exchange Act of
  1934, as amended. This Power of Attorney shall remain valid until revoked.

The undersigned has executed this Power of Attorney on this 4th day of April, 2019.



/s/ Lei Zhang Schlitz